File No. 70-8825
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549
                              POST-AMENDMENT NO. 1
                                      TO
                                   FORM U-1
      APPLICATION/DECLARATION WITH RESPECT TO DIVERSIFICATION ACTIVITIES
              UNDER THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

NORTHEAST UTILITIES                          PUBLIC SERVICE COMPANY OF
WESTERN MASSACHUSETTS ELECTRIC COMPANY        NEW HAMPSHIRE
THE QUINNEHTUK COMPANY                       NORTH ATLANTIC ENERGY
174 Brush Hill Avenue                         CORPORATION
West Springfield, MA 01090                   1000 Elm Street
                                             Manchester, NH 03105

NORTHEAST UTILITIES SERVICE COMPANY          NORTH ATLANTIC ENERGY
THE CONNECTICUT LIGHT AND POWER COMPANY       SERVICE CORPORATION
NORTHEAST NUCLEAR ENERGY COMPANY             Route 1, Lafayette Road
THE ROCKY RIVER REALTY COMPANY               Seabrook, NH 03874
107 Selden Street
Berlin, CT 06037


                 (Name of company or companies filing this statement
                    and addresses of principal executive offices)


                               NORTHEAST UTILITIES

             (Name of top registered holding company parent of each
                           applicant or declarant)

                              Robert P. Wax, Esq.
                Vice President, Secretary and General Counsel
                              Northeast Utilities
                                 P. O. Box 270
                           Hartford, CT 06141-0270
                   (Name and address of agent for service)

        The Commission is requested to mail signed copies of all orders, notices and communications to:

Jeffrey C. Miller, Esq.                 John T. Muro
Assistant General Counsel               Vice President - Retail Marketing
Northeast Utilities Service Company     Northeast Utilities Service Company
107 Selden Street                       107 Selden Street
Berlin, CT 06037                        Berlin, CT 06037










The Application/Declaration in File No. 70-8825, as heretofore amended, is hereby amended as follows:

1.   By adding the following section at the end of Item 1. Description of

     Proposed Transaction:

     "5.  Release of Jurisdiction over Marketing, Brokering and Certain

          Related Activities.

     "Pursuant to an order (the "Order") issued by the Commission on August 13, 1996 in this proceeding (Holding Company Act Rel. No. 35-26554), the Applicants were authorized to engage in certain activities defined as the "Pilot Program Activities" and the "Wholesale Marketing Activities", and the Commission reserved jurisdiction over the remaining "Diversification Activities" described in the Application/Declaration, as amended. Applicants now respectfully request that the Commission release jurisdiction over the following Diversification Activities (the "Marketing Activities"), to the extent not already released:

     "A. the brokering, marketing, transportation, transmission, distribution, storage and sale of energy (including but not limited to electricity, natural or manufactured gas, oil, coal, refined petroleum, refined petroleum products, and natural gas liquids) at wholesale and retail (including participation in pilot or other retail competition activities in the United States), including the ownership, operation, installation, sale, leasing or renting, operation and servicing of fuel procurement, transportation, handling and storage facilities, scrubbers, and resource recovery and waste treatment facilities;

     "B. the development, brokering and marketing of paper products such as futures, hedges, load aggregations, fuel tolling, fuel conversions, and other instruments expected to be required in a competitive energy marketplace, including risk-reduction measures to limit potential losses from Diversification Activities and risks to the NU System, its customers and shareholders, including hedging techniques, in accordance with system policy, and contractual arrangements with suppliers and customers;

     "C. to the extent incidental and reasonably necessary to the commercialization, realization or day to day conduct of the above activities, engage in the performance and sale of services (including but not limited to construction, consulting, maintenance/repair, diagnostics/preventative care, sales/representation, marketing/distribution, contract operation, facilities licensing/permitting assistance, safety inspection, fuel procurement, delivery, management and sale, transportation and fleet vehicle management, environmental licensing, testing and remediation, credit and collections management, including billing services, and personnel training and development services) and the development, licensing and sale of intellectual property (e.g., software, training, data, patents);

"provided, however, that no Applicant or NEWCO will engage in retail sales of electricity or natural gas in any state unless authorized or permitted to make such sales under applicable state laws, regulations or orders; and

"provided, further, that no Applicant or NEWCO will sell electricity to the Operating Companies absent appropriate FERC approvals; and

"provided, further, that no Applicant (other than the Operating Companies) or NEWCO will acquire any assets if, as a result of the transaction, it would become a "public utility company" within the meaning of the Act; and


"provided, further, that no Applicant or NEWCO will engage in speculative hedging in connection with Diversification Activities and the Applicants and NEWCOs will limit any hedging activities to no more than the total amount of energy commodities that the Applicants and NEWCOs are or are expected to deal in which are or will be subject to market price fluctuations; and

"provided, further, that Applicants request the Commission to reserve jurisdiction over any Marketing Activities to be performed outside the United States, pending completion of the record in this matter.

     "The Applicants and NEWCOs will seek to hedge the risks associated with the purchase, sale, or trade of energy commodities through a combination of physical assets, balanced physical purchases and sales, purchases and sales on futures markets, or other derivative risk management tools. The Operating Companies undertake that they will not seek recovery through higher rates to retail franchise customers to compensate for any possible losses that may be sustained on investments in NEWCOs or Diversification Activities, or for any inadequate returns on such investments."

2.   By adding the following sentence to Item 2. Fees, Commissions and
Expenses: "No additional expenses are expected to be incurred in connection with this Post-Effective Amendment No. 1."

3.   By adding the following paragraph at the end of Item 5. Procedure:

     "The Applicants respectfully request that the Commission enter as soon as possible, but no later than October 18, 1996 an appropriate order releasing jurisdiction over the Marketing Activities and granting and permitting this Application/Declaration to become effective with respect to the Marketing Activities."

                                    SIGNATURES

     Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned companies have duly caused this amendment to be signed on their behalf by the undersigned thereunto duly authorized.

                                NORTHEAST UTILITIES
                                NORTHEAST UTILITIES SERVICE COMPANY
                                NORTHEAST NUCLEAR ENERGY COMPANY
                                THE ROCKY RIVER REALTY COMPANY
                                THE QUINNEHTUK COMPANY
                                NORTH ATLANTIC ENERGY SERVICE CORPORATION

                                NORTH ATLANTIC ENERGY CORPORATION
                                THE CONNECTICUT LIGHT AND POWER COMPANY

                                PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE

                                WESTERN MASSACHUSETTS ELECTRIC COMPANY

                                By:/s/ Richard M. Early
                                Their Attorney
 Dated: October 4, 1996